SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 13)1



                               The AES Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, Par Value $0.01
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   001300H105
-------------------------------------------------------------------------------
                                 (CUSIP Number)



     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     / /  Rule  13d-1(b)

     / /  Rule  13d-1(c)

     /X/  Rule  13d-1(d)


--------------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No.     001300H1055                                   13G                   Page     2     of     6      Pages
------------------------------------------------------               ---------------------------------------------------------------
------------------------------------------------------               ---------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  1.     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Roger W. Sant
-------- --------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------
                                                                                                               (a) / /
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                     (b) /X/


-------- ---------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  3.     SEC USE ONLY

-------- --------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
-------- --------------------------------------------------------------------------------------------------------------------------
--------------------------- ------ ------------------------------------------------------------------------------------------------

                             5. SOLE VOTING POWER                                                 1,730,086
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
--------------------------- ------ ------------------------------------------------------------------------------------------------
--------------------------- ------ ------------------------------------------------------------------------------------------------

                             6. SHARED VOTING POWER                                               25,507,934

--------------------------- ------ ------------------------------------------------------------------------------------------------
--------------------------- ------ ------------------------------------------------------------------------------------------------

                             7. SOLE DISPOSITIVE POWER                                            1,730,086

--------------------------- ------ ------------------------------------------------------------------------------------------------
--------------------------- ------ ------------------------------------------------------------------------------------------------

                             8. SHARED DISPOSITIVE POWER                                          25,507,934

--------------------------- ------ ------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                             27,238,020

-----------------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                                      /X/

-----------------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                        4.4%

-----------------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  12.    TYPE OF REPORTING PERSON*                                                                IN

-------- --------------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


------------------------------------------------------                 ------------------------------------------------------------
CUSIP No. 001300H1055                                       13G                             Page 3 of 6 Pages
                                                                                                 --   --
------------------------------------------------------                 ------------------------------------------------------------

-------- --------------------------------------------------------------------------------------------------------------------------

  1.     NAMES OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Victoria P. Sant
-------- --------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------
                                                                                                               (a) / /
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                     (b) /X/


-----------------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
-------- --------------------------------------------------------------------------------------------------------------------------
--------------------------- ------ ------------------------------------------------------------------------------------------------

                             5. SOLE VOTING POWER                                                 259,484
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
--------------------------- ------ ------------------------------------------------------------------------------------------------
--------------------------- ------ ------------------------------------------------------------------------------------------------

                             6. SHARED VOTING POWER                                               25,472,934

--------------------------- ------ ------------------------------------------------------------------------------------------------
--------------------------- ------ ------------------------------------------------------------------------------------------------

                             7. SOLE DISPOSITIVE POWER                                            259,484

--------------------------- ------ ------------------------------------------------------------------------------------------------
--------------------------- ------ -------------------------------------------------------------- ---------------------------------

                             8. SHARED DISPOSITIVE POWER                                          25,472,934

--------------------------- ------ ------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                             25,732,418

-----------------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  10.    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                                      /X/

-----------------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                        4.1%

-----------------------------------------------------------------------------------------------------------------------------------
-------- --------------------------------------------------------------------------------------------------------------------------

  12. TYPE OF REPORTING PERSON*                                                                   IN

-------- --------------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!




Item 1(a).              Name of Issuer:
----------              --------------

                        The AES Corporation (the "Company")

Item 1(b).              Address of Issuer's Principal Executive Offices:
----------              -----------------------------------------------
                        1001 N. 19th Street
                        Arlington, VA 22209

Item 2(a).              Names of Persons Filing:
----------              -----------------------

                        Roger W. Sant and Victoria P. Sant.

Item 2(b).              Address of Principal Business Office or, if none, Residence:
----------              -----------------------------------------------------------
                        Roger W. Sant has a business address at 1001 N. 19th Street, Arlington, VA 22209.  Correspondence may
                        be sent to Victoria P. Sant in care of Roger W. Sant.

Item 2(c).              Citizenship:
----------              -----------

                        United States of America

Item 2(d).              Title of Class of Securities:
----------              ----------------------------

                        Common Stock, par value $0.01 per share (the "Shares") of the Company

Item 2(e).              CUSIP Number:
----------              ------------

                        001300H1055

Item 3.                 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person
-------                 --------------------------------------------------------------------------------------------------
                        Filing is a:.
                        -----------

                        Not applicable.

Item 4.                 Ownership.
-------                 ---------

         (a) Amount Beneficially Owned:

                        27,497,504 shares

         (b) Percent of Class:

                        4.4%     (based on the 622,687,808 Shares reported by
                                 the Company to be outstanding as of October 31,
                                 2003)





         (c) Roger W. Sant has dispositive and voting power with respect to 585,849 Shares he holds directly, 222,860
                        Shares held in an Individual Retirement Account, 59,285 units under the Deferred Compensation Plan for Executive
                        Officers, and 11,225.55 units under the Deferred
                        Compensation Plan for Directors. Roger W. Sant currently has the right to acquire direct beneficial ownership
                        (within the meaning of Rule 13d-3(d)(1)) of 850,866
                        Shares upon the exercise of stock options. Roger W. Sant may be deemed to share dispositive and voting power with respect to 35,000 Shares held in N. Street Trust.


                         Victoria P. Sant holds dispositive and voting power
                        with respect to 259,484 Shares held in an Individual
                        Retirement Account.


                         Roger W. Sant and Victoria P. Sant share dispositive
                        and voting power with respect to 12,023,628 Shares held in Trust for Roger W. Sant and 13,449,306 Shares held in
                        Trust for Victoria P. Sant.


                         Each of Roger W. Sant and Victoria P. Sant disclaims
                        beneficial ownership of shares held by the other except as set forth above.

Item 5.                 Ownership of Five Percent or Less of a Class.
-------                 --------------------------------------------

                        If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.                 Ownership of More Than Five Percent on Behalf of Another Person.
-------                 ---------------------------------------------------------------

                        Not applicable.

Item 7.                 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By
-------                 ----------------------------------------------------------------------------------------------------
                        the Parent Holding Company.
                        --------------------------

                        Not applicable.

Item 8.                 Identification and Classification of Members of the Group.
-------                 ---------------------------------------------------------

                        Not Applicable.

Item 9.                 Notice of Dissolution of Group.
-------                 ------------------------------

                        Not Applicable.

Item 10.                Certifications.
--------                --------------

                        Not applicable.


                                    SIGNATURE


                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 2004


                     */s/ Joshua C. LaGrange
                      ----------------------------------------------

                     Name/Title: Joshua C. LaGrange for Roger W. Sant *By Power of Attorney, dated
                     February 13, 2003, incorporated
                     by reference to Exhibit A to
                     the Registrant's Schedule 13G
                     filed on February 14, 2003.


                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 2004


                     */s/ Joshua C. LaGrange
                      ----------------------------------------------

                     Name/Title: Joshua C. LaGrange for Victoria P. Sant *By Power of Attorney, dated
                     February 13, 2003, incorporated
                     by reference to Exhibit B to
                     the Registrant's Schedule 13G
                     filed on February 14, 2003.